Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 12, 2006, relating to the consolidated financial statements and financial statement schedules of Retail Ventures, Inc. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Retail Ventures, Inc. for the year ended January 28, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
May 16, 2006